UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2023

RB Global, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Canada	001-13425	98-0626225
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

Two Westbrook Corporate Center, Suite 500, Westchester, Illinois 60154

(Address of principal executive offices) (Zip Code)

(708) 492-7000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares	RBA	New York Stock Exchange
Common Share Purchase Rights	N/A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 2, 2023, RB Global, Inc. (the “Company”) announced certain executive leadership changes described below.

CEO Transition

Fandozzi Separation

On July 31, 2023, Ann Fandozzi informed the Board of Directors (the “Board”) of her intention to resign from her position as the Company’s Chief Executive Officer due to a disagreement with the Company about her compensation as Chief Executive Officer, as discussed in the Company’s August 2, 2023 press release. The Board accepted her verbal resignation and interpreted her subsequent conduct as affirmation of her resignation. The Company advised Ms. Fandozzi that it was accepting her resignation effective immediately and waiving any written procedural notice requirements under the Employment Agreement by and between Ritchie Bros. Auctioneers (Canada) Ltd. and Ms. Fandozzi, dated December 14, 2019. Ms. Fandozzi disputes that she tendered her resignation. The Company has also asked for Ms. Fandozzi’s resignation as a director. Absent Ms. Fandozzi tendering her resignation as requested, she remains a director on the Board.

Kessler Appointment

On August 1, 2023, the Board appointed Jim Kessler, 51, as the Company’s Chief Executive Officer and a member of the Company’s Board, effective immediately.

Mr. Kessler has served as the Company’s President and Chief Operating Officer since September 2021, after joining the Company as Chief Operating Officer in May 2020. Mr. Kessler has held various leadership positions in his career including those of President, Chief Operating Officer and Chief Financial Officer. Prior to joining the Company, Mr. Kessler served as President of Emerging Business for Caliber Collision from 2019 to 2020 during which he focused on evaluating and scaling businesses that would complement collision repair services. He acted as Chief Operating Officer of ABRA Auto Body and Glass from 2017 to 2019, where he oversaw operations, procurement and growth initiatives which led to the merger of the first national collision repair provider in the United States. He also held a variety of senior leadership positions at Caliber Collision, vRide and Pep Boys including Chief Operating Officer and Chief Financial Officer of vRide from 2013 to 2016. He holds an undergraduate degree and MBA from Saint Joseph’s University.

In connection with Mr. Kessler’s appointment, the Board approved the following annual compensation for Mr. Kessler: (i) an annual base salary of $850,000; (ii) an annual bonus opportunity with a target amount equal to 125% of his base salary consistent with the terms of the Company’s Short-Term Incentive Bonus Plan; and (iii) an annual long-term incentive grant with a target amount equal to 1385% of his base salary, consisting of 50% of performance share units based on target performance levels, 25% of restricted stock units and 25% of stock options. Beyond adjusted annual target compensation for Mr. Kessler that reflects his expanded scope of responsibilities and market benchmarks for the recently combined company, no additional incentive awards are being provided in connection with the transition.

Mr. Kessler has no family relationship with any of the executive officers or directors of the Company. There were no arrangements or understandings between Mr. Kessler and any other persons pursuant to which he was appointed as Chief Executive Officer or to the Board. Mr. Kessler does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

CFO Transition

Jacobs Termination

On August 1, 2023, Eric Jacobs was terminated from his position as the Company’s Chief Financial Officer. The separation qualifies as a termination without cause under Mr. Jacobs’ employment agreement.

Cash Appointment

On August 1, 2023, the Board appointed Megan Cash, 52, as the Company’s Principal Finance and Accounting Officer, effective immediately. Previously, Ms. Cash was appointed Vice President, Corporate Finance of the Company in July 2018 and was promoted to Senior Vice President, Global Control & Corporate Finance in 2020. She led the external corporate reporting, tax, treasury, controller, and corporate FP&A teams over the last five years. Before joining the Company, she served as a senior leader in a variety of executive positions at SLB Inc. (Schlumberger). She has extensive experience in M&A, debt financing, capital allocation, regional and corporate FP&A, and strategic planning. She holds an undergraduate degree from UBC Sauder School of Business and articled at KPMG, LLC in Vancouver, where she obtained her CPA, CA designation.

The Board will be conducting a search for a permanent Chief Financial Officer with the assistance of an executive search firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RB Global, Inc.

Date: August 4, 2023	By:	/s/ Darren Watt
Darren Watt
Chief Legal Officer